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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

CellPoint Inc. (formerly Technor International Inc.)
Bracknell, England

    We hereby consent to the incorporation in the Prospectus constituting a part of the Registration Statement on Form SB-2 of our report dated September 9, 1999 relating to the financial statements of CellPoint Inc. (formerly Technor International Inc.), appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO International AB

Sollentuna, Sweden
June 6, 2000